UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

AMERICAN TIRE DISTRIBUTORS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Commission File Number: 333-61713

I.R.S. Employer Identification Number: 56-0754594

12200 Herbert Wayne Court, Suite 150 (28078)

P.O. Box 3145

Huntersville, North Carolina 28070-3145

Telephone: (704) 992-2000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On March 31, 2005, pursuant to an Agreement and Plan of Merger, dated as of February 4, 2005 and amended and restated on March 7, 2005 (the “Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), ATD MergerSub, Inc., a Delaware corporation (“MergerSub”), Charlesbank Equity Fund IV, L.P., a Massachusetts limited partnership (“Charlesbank”), Charlesbank Capital Partners, LLC, a Massachusetts limited liability company and American Tire Distributors, Inc., a Delaware corporation (“ATD” or the “Company”), MergerSub merged with and into the Company with the Company as the surviving corporation (the “Merger”). As a result of the Merger, the Company became a wholly-owned subsidiary of Holdings.

A majority of the voting power of the capital stock of Holdings is controlled by Investcorp S.A., its affiliates and certain international co-investors (“Investcorp”). Also participating as co-investors in Holdings were affiliates of Berkshire Partners, Greenbriar Equity Group and Brown Brothers Harriman, as well as certain members of Company management. Prior to the effective time of the Merger, the Company was controlled by Charlesbank and its affiliates.

In connection with the Merger and on the date thereof, the Company called for redemption on May 15, 2005 all of its $28.6 million principal amount outstanding Series D senior notes due 2008 at a redemption price equal to 101.667% of their original principal amount plus interest to the redemption date and irrevocably deposited with Wachovia Bank, N.A., the trustee under the related indenture, funds sufficient to pay the redemption price on the redemption date. Pursuant to the terms of the indenture, the indenture (subject to certain exceptions specified therein) has ceased to be of any further effect and the trustee has acknowledged satisfaction and discharge of the indenture.

In connection with the Merger, the following directors of the Company resigned as of March 31, 2005: Kim Davis, Jon Botti, Tim Palmer, M. Lenny Pippin and Todd Krasnow. As of the effective time of the Merger, the board of directors of the Company consists of the following individuals: Richard Johnson, Christopher Stadler, Steven Puccinelli, Donald Hardie, Alain Redheuil, Randy Peeler, Joel Beckman, Joseph Donlan and James Egan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS, INC.

By:	/s/ Scott A. Deininger
Scott A. Deininger
Senior Vice President of Finance and Administration

Date: April 6, 2005